Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-139576 and No. 333-146569) and Form S-8 (No. 333-126978) of our report dated March 30, 2010, relating to the consolidated financial statements and schedules of Manitex International, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ UHY LLP
UHY LLP

Sterling Heights, Michigan

March 30, 2010